UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

T.A.G. ACQUISITIONS LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-55226	47-1363493
(State of Incorporation)	(Commission File Number)	(IRS Employer Number)

130 East Route 59 Suite #6
Spring Valley, New York 10977

(Address of principal executive offices)

845-517-3673

(Registrant’s telephone number, including area code)

 Prepared By:

Attn: Samuel C. Watkins, Esq.

18 East 41st Street 14th floor

New York NY, 10017

www.JSBarkats.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 25, 2015, T.A.G. Acquisitions Ltd., a Delaware company (the “Company” or “Registrant”) completed its closing in connection with the purchase of four separate properties containing a total of 444 units (collectively, the “Property”) pursuant to Agreements of Purchase and Sale with SBS 276, LLC and SBS Holdings at Tall Pines, LLC, respectively, each dated September 25, 2015, for the purchase prices in the respective principal amounts of $450,000.00 and $1,800,000.00 for an aggregate principal amount of $2,250,000.00 as well as a real estate brokerage fee and a late closing fee, each in the respective principal amounts of $50,000.00 for a purchase price in the aggregate principal amount of $2,350,000.00 (collectively, the “Purchase Price”). The Company secured loans in the approximate aggregate principal amount of $11,000,000.00 at a twelve (12%) percent interest rate from various lenders to cover the Purchase Price as well as the construction costs for the Property (the “Loan”).  The term of the Loan is one (1) year. Chester Meisels, the CEO for the Company, personally guaranteed repayment of the Loan.  The Company estimates the cost of the renovations to the Property to range between $6,000,000.00 and $7,500,000.00

Based on an independent appraisal, the Company further estimates that the foregoing renovations to the Property should increase the value of the Property after construction to approximately $18,200,000.00

The Company plans to retire the Loan at the conclusion of a twelve (12) month period through a conventional refinancing at an anticipated interest rate between five (5%) and 8 (8%) percent.

Exhibit No.	Description
10.1	Spreader Agreement dated November 20, 2015 between Tall Pines by TAG LLC and Creekside by TAG LLC. and Sharestates Investments LLC *

10.2	Agreement of Purchase and Sale dated September 25, 2015 between SBS 276, LLC and T. A. G. Acquisitions LTD *
10.3	Agreement of Purchase and Sale dated September 25, 2015 between SBS Holdings at Tall Pines, LLC and T. A. G. Acquisitions LTD *
99.1	Appraisal Reports for 3000 Ember Drive and 3200, 3215 & 3230 Cushman Circle (Cover Letters, Summaries of Salient Data and Conclusions, Statements of Limiting Conditions, and Certificates of Appraisal ONLY)*

99.2	Escrow Disbursement (Wire Instructions and Confirmations)*

* incorporated by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

T.A.G. ACQUISITIONS LTD.

Date: December 1, 2015	By:	/s/ Chester Meisels
Name: Chester Meisels
Title: President, Secretary and Treasurer